Exhibit 8.2

[LECLAIRRYAN LETTERHEAD]

July 7, 2009

Board of Directors

First Capital Bancorp, Inc.

4222 Cox Road – Suite 200

Glen Allen, VA 23060

Re:	Tax Opinion — Merger of First Capital Bancorp, Inc. with and into Eastern Virginia Bankshares, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to First Capital Bancorp, Inc. (“First Capital”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Securities Act”) of up to 3,199,158 shares of Eastern Virginia’s common stock, par value $2.00 per share, issuable pursuant to the Agreement and Plan of Merger, dated April 3, 2009, between Eastern Virginia and First Capital.

We have reviewed and analyzed the discussion set forth in the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger,” and, in our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

LECLAIRRYAN

By:	/s/ N. Pendleton Rogers
N. Pendleton Rogers
Vice President

E-mail: progers@leclairryan.com Direct Phone: 804.916.7144 Direct Fax: 804.916.7244	951 East Byrd Street, Eighth Floor Richmond, Virginia 23219 Phone: 804.783.2003 \ Fax: 804.783.2294

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